UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2018 (August 31, 2018)

TMSR Holding Company Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 430000

(Address of Principal Executive Offices) (Zip code)

+86-022-5982-4800

(Company’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Yaqing Hu and Hui Zhu

On August 31, 2018, Ms. Yaqing Hu and Hui Zhu resigned from their positions as directors of TMSR Holding Company Limited (the “Company”), effective immediately. Their resignations are not a result of any disagreement with the Company relating to its operations, policies or practices.

Appointment of Hongxiang Yu

Effective August 31, 2018, the Company’s board of directors (the “Board”) appointed Mr. Hongxiang Yu as a director of the Board and chairman of the Audit Committee to fill the vacancy created by the resignation of Ms. Hui Zhu. The Company deems Ms. Zhu as a financial expert as such term is defined by the applicable SEC rules.

The biographical information of Mr. Yu is set forth below.

Mr. Hongxiang Yu has been a director for American Lorain Corporation, a company listed on New York Stock Exchange (AMEX: ALN) since 2016. Mr. Yu has served as the head of the internal auditing department of Hongrun Construction Group Co., Ltd., a company listed on the Shenzhen Stock Exchange, and as general manager for Hongrun’s foundation engineering subsidiary, since August 2006. In September 2015, Mr. Yu established, and has been the Chairman of, Shanghai Highlights Asset Management Co., Ltd., a company engaged in assets management and private equity investment in China. Since April 2016, Mr. Yu has also served as the Vice Chairman of Tianjin Dragon Film Limited, a company engaged in investment in film industry including the both upstream and downstream chain of film production business in China. Mr. Yu received his Bachelor degree in International Trade in 2004 from University of Portsmouth in the UK and his Master degree in International Human Resources Management in 2006 from University of Portsmouth.

Mr. Yu does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Yu accepted an offer letter from the Company and agreed to receive an annual compensation at $10,000. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

Appointment of Yilei Shao

Effective August 31, 2018, the Company’s board of directors (the “Board”) appointed Ms. Yilei Shao as a director of the Board and chairwoman of the Compensation Committee to fill the vacancy created by the resignation of Ms. Yaqing Hu.

The biographical information of Ms. Shao is set forth below.

Ms. Yilei Shao was nominated to serve as a director for American Lorain Corporation, a company listed on New York Stock Exchange (AMEX: ALN) in 2018. Ms. Shao has served as founder and chief executive officer of Shanghai Jianshi Management Consulting Limited, focusing on cross-border advisory services for Chinese companies and strategic consulting, since 2011. Ms. Shao served as Vice President in the Credit Derivatives Department of Goldman Sachs in New York from 2005 to 2010. Ms. Shao received a bachelor degree in computer science from Shanghai Jiao Tong University and a Ph.D. in Computer Science from Princeton University.

Ms. Shao does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Shao also accepted an offer letter from the Company and agreed to receive an annual compensation at $10,000. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

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Item 8.01 Other Events

On September 5, 2018, the Company issued a press release announcing the appointment of Mr. Yu and Ms. Shao. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Hongxiang Yu, dated August 31, 2018
10.2	Employment Agreement between the Company and Yilei Shao, dated August 31, 2018
99.1	Press Release, dated September 5, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMSR Holding Company Limited

Date: September 5, 2018	By:	/s/ Jiazhen Li
Jiazhen Li
Co-Chairman

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